EXHIBIT 10.1

SHARE EXCHANGE AGREEMENT

BY AND BETWEEN

FAMOUS PRODUCTS, INC.

AND

DNA BEVERAGE CORPORATION

THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of July 6, 2010, by and among FAMOUS PRODUCTS, INC., a Colorado corporation (the "Buyer"), and DNA BEVERAGE CORPORATION, a Nevada corporation (“DNA”), the sole stockholder of Grass Roots Beverage Company, Inc., a Florida corporation (“Grass Roots”).

RECITALS

A.           Buyer desires to purchase all of the issued and outstanding shares in Grass Roots from DNA and DNA desire to sell its shares to Buyer on the terms and conditions hereinafter set forth.

B.           The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1           Sale and Purchase.  At the Closing (as defined hereinbelow) and subject to and upon the terms and conditions of this Agreement, DNA agrees to sell, transfer and assign to Buyer, and Buyer agrees to acquire from DNA, all of the shares of Grass Roots’ Common Stock (as defined in Section 2.7) owned by DNA (the "Shares").  As of Closing, the Shares shall constitute all of the issued and outstanding shares of Grass Roots’ Common Stock. The sale and purchase of the Shares contemplated hereunder shall be referred to herein as the "Transaction."

1.2           Closing.  Unless this Agreement shall have been terminated pursuant to Article VIII hereof, the closing of the Transaction (the "Closing") shall take place at the offices of Andrew I. Telsey, P.C., 12835 E. Arapahoe Road, Tower I Penthouse #803, Centennial, CO 80112 on Friday, July 2, 2010, or at a time and date to be specified by the parties, which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date").

1.3           Purchase Price.  The aggregate purchase price (the "Purchase Price") for the Shares shall be Thirty-One Million (31,000,000) shares of Common Stock of Buyer (the "Buyer's Shares"), which shall represent approximately ninety-four percent (94%) of the issued and outstanding shares of Common Stock of Buyer immediately following the Closing.

1.4           Delivery of Certificate Representing the Shares.  At Closing, DNA shall deliver the certificate(s) representing the Shares, duly endorsed to Buyer or accompanied by stock powers duly endorsed to Buyer, with (i) all such other documents as may be required to vest in Buyer good and marketable title to the Shares free and clear of any and all Liens (as defined in Section 2.3 hereof) and (ii) all necessary stock transfer and any other required documentary stamps.  DNA shall cause Grass Roots to recognize and record the transfers described in this Section 1.4 on its transfer books.

1.5           Issuance of Certificate Representing Buyer's Shares.  At Closing, Buyer shall cause the Buyer's Shares to be issued to DNA as provided in Section 1.3 above.  The Buyer's Shares, when issued, shall be “restricted” shares as that term is defined under the Securities Act of 1933, as amended (the “Act”) and may not be sold, transferred or otherwise disposed of by DNA without registration under the Act or an available exemption from registration under the Act.  The certificate representing the Buyer's Shares will contain the appropriate restrictive legend.  The Buyer shall cause its transfer agent (the "Transfer Agent") to recognize and record the transfers described in this Section 1.5 on its transfer books, and Buyer shall issue appropriate stop-transfer instructions to the Transfer Agent with respect to the Buyer's Shares.

1.6           Tax Consequences.  It is intended by the parties hereto that the Transaction shall constitute a ”reorganization” within the meaning of Section 368 of the Code.  The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.7           Amendments to Buyer Articles of Incorporation.  Simultaneous with the Closing, the Buyer shall take all action necessary to amend its Articles of Incorporation in order to (i) effectuate a change in the name of the Buyer to “DNA BRANDS, INC.,” or such similar name as may be approved by the Colorado Secretary of State and acceptable to DNA; and (ii) increasing the authorized capital of Buyer to 100,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

1.8           Taking of Necessary Action; Further Action.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to the Shares, DNA will take all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF DNA

DNA hereby represents and warrants to, and covenants with Buyer as follows:

2.1           Ownership of Stock.  DNA is both the record and beneficial owner of all of the issued and outstanding Shares of Grass Roots.

2.2           Authority of DNA.  DNA has full power and authority and is competent to (i) execute, deliver and perform this Agreement, and each ancillary document which DNA has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out DNA’s obligations hereunder and thereunder, without the need for any Governmental Action/Filing (as defined herein).  The execution, delivery and performance by DNA of this Agreement and each ancillary document does not and will not conflict with, result in a breach of, or constitute a default or require a consent or action under, any agreement or other instrument to or by which DNA is a party or is bound or to which any of the properties or assets of DNA are subject, or any Legal Requirements (as defined herein) to which DNA is subject, or result in the creation of any Lien (as defined in Section 2.3) on the Shares.  This Agreement, and each DNA ancillary document to be executed and delivered by DNA at the Closing, has been duly executed and delivered by DNA (and each ancillary document to be executed and delivered by DNA at or after the Closing will be duly executed and delivered by DNA), and this Agreement constitutes, and each ancillary document, when executed and delivered by DNA will constitute, DNA's legal, valid and binding obligation, enforceable against DNA in accordance with its terms.  For purposes of this Agreement, (a) the term "Governmental Action/Filing" shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority, and (b) the term "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.9(b)), and all requirements set forth in applicable Contracts (as defined in Section 2.23(a)).

2.3           Title To Shares.  DNA has and shall transfer to Buyer at the Closing, good and marketable title to the Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer (other than federal and state securities laws restrictions on transfer) or adverse claims of any nature whatsoever ("Liens").  DNA has not and will not, directly or indirectly, assign or otherwise transfer its right to receive all or any portion of any amount which may become payable pursuant to this Agreement or any ancillary document or any interest therein.

2.4           Acquisition of Buyer's Shares for Investment.

(a)           DNA is acquiring the Buyer's Shares for investment, for it's own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and has no present intention of selling, granting any participation in, or otherwise distributing the same, except that Buyer shall cause the Buyer’s Shares to be registered with the US Securities and Exchange Commission on Form S-4 following the Closing of the Transaction in order to allow DNA to distribute the Buyer’s Shares to its shareholders.  DNA further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of Buyer's Shares.

(b)           DNA understands that Buyer's Shares have not been registered under the Securities Act, that the sale and the issuance of Buyer's Shares is intended to be exempt from registration under the Act pursuant to Sections 4(2) and 4(6) thereof, and that Buyer's reliance on such exemption is predicated on DNA’s representations set forth herein.

(c)           DNA acknowledge that neither the Securities and Exchange Commission (the “SEC”) nor the securities regulatory body of any state has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(d)           DNA acknowledges that it has carefully reviewed such information as deemed necessary to evaluate an investment in Buyer's Shares.  To the full satisfaction of DNA, management of DNA has been furnished all materials that it has requested relating to Buyer and the issuance of Buyer's Shares hereunder, and management of DNA has been afforded the opportunity to ask questions of Buyer's representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to DNA.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Buyer set forth in this Agreement, on which DNA has relied in making an exchange of the Shares for Buyer's Shares.

(e)           Management of DNA understands that Buyer's Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering Buyer's Shares or any available exemption from registration under the Act, the Buyer's Shares must be held indefinitely.  DNA further acknowledges that Buyer's Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Buyer's compliance with the reporting requirements under the Exchange Act).

2.5           Organization and Qualification.

(a)           Grass Roots is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Grass Roots to be conducted.  Grass Roots is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Grass Roots to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 9.2(b)) on Grass Roots.  Complete and correct copies of the articles of incorporation or organization and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as "Charter Documents") of Grass Roots, as amended and currently in effect, are attached hereto as Schedule 2.5.  Grass Roots is not in violation of any of the provisions of its Charter Documents.

(b)           Grass Roots is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Grass Roots.

(c)           The minute books of Grass Roots contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and DNA as sole shareholder ("Corporate Records"), since the time of Grass Roots' organization.  Copies of such Corporate Records of Grass Roots have been heretofore delivered to Buyer.

(d)           The stock transfer records of Grass Roots contain true, complete and accurate records of stock transfers involving the capital stock ("Stock Records") of Grass Roots since the time of Grass Roots' organization.  Copies of such Stock Records of Grass Roots have been heretofore delivered to Buyer.

2.6           Subsidiaries.  Grass Roots has no subsidiaries. Grass Roots does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Grass Roots has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or any date hereafter, under which it may be obligated to make any future investment in or capital contribution to any other entity.

For purposes of this Agreement, (i) the term "Subsidiary" shall mean any Person in which Grass Roots, directly or indirectly, owns beneficially securities or interests representing 50% or more of (x) the aggregate equity or profit interests, or (y) the combined voting power of voting interests ordinarily entitled to vote for management or otherwise, and (ii) the term "Person" shall mean and include an individual, a corporation, a partnership (general or limited), a joint venture, an association, a trust or any other organization or entity, including a government or political subdivision or an agency or instrumentality thereof.

2.7           Capitalization.

(a)           The authorized capital stock of Grass Roots consists of 100,000,000 Common Shares, par value $0.0001 per share.  At the Closing Date, 10,418,000 shares of Grass Roots’ Common Stock will be issued and outstanding, all of which are validly issued, fully paid and non-assessable.  No shares of Grass Roots’ Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Grass Roots’ Common Stock, and no shares of Grass Roots Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock, or if so reserved in the past, all relevant warrants have been duly cancelled.

(b)           There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Grass Roots, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.  There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Grass Roots is a party or by which it is bound obligating Grass Roots to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Grass Roots or obligating Grass Roots to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c)           There are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Grass Roots is a party or by which Grass Roots is bound with respect to any equity security of any class of Grass Roots.

2.8           Authority Relative to this Agreement.  DNA has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Transaction).  The execution and delivery of this Agreement and the consummation by DNA of the transactions contemplated hereby (including the Transaction) have been duly and validly authorized by all necessary corporate action on the part DNA (including the approval by its Board of Directors and shareholders), and no other corporate proceedings on the part of DNA or Grass Roots are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by DNA and, assuming the due authorization, execution and delivery thereof by Buyer and DNA, constitutes the legal and binding obligation of DNA, enforceable against DNA in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and public policy.

2.9           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by DNA does not, and the performance of this Agreement by DNA shall not, (i) conflict with or violate either DNA’s or Grass Roots' Charter Documents; (ii) subject to obtaining the adoption of this Agreement and the Transaction by DNA, conflict with or violate any Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair DNA’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of either DNA or Grass Roots pursuant to any Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Grass Roots.

(b)           The execution and delivery of this Agreement by DNA does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, self-regulatory organization, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which either DNA or Grass Roots is qualified to do business; (ii) consents, approvals, authorizations, permits, filings and notices to be obtained or made prior to Closing; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Grass Roots or, after the Closing, the Buyer, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.10           Compliance.  Grass Roots has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Grass Roots.  The businesses and activities of Grass Roots have not been and are not being conducted in violation of any Legal Requirements.  Grass Roots is not in default or violation of any term, condition or provision of any applicable Charter Documents or Contracts.  No notice of non-compliance with any Legal Requirements has been received by Grass Roots or DNA (and DNA has no knowledge of any such notice delivered to any other Person).  DNA is not in violation of any term of any contract or covenant (either with Grass Roots or another entity) relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation.

2.11           Financial Statements.

(a)           Grass Roots has provided to Buyer a correct and complete copy of the unaudited financial statements (including, in each case, any related notes thereto) of Grass Roots for its fiscal year ended December 31, 2009 and the interim period ended March 31, 2010, compiled as to form in all material respects and prepared in accordance with the generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of Grass Roots at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b)           The books of account and other financial records of Grass Roots and each Subsidiary have been maintained in accordance with good business practice.

2.12           No Undisclosed Liabilities.  Except as previously disclosed to Buyer or as set forth in Schedule 2.12 hereto, Grass Roots has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of Grass Roots, except (i) liabilities provided for in or otherwise disclosed in the unaudited balance sheets of Grass Roots for the period ended March 31, 2010, or (ii) liabilities incurred since March 31, 2010, in the ordinary course of business, none of which would have a Material Adverse Effect on Grass Roots.

2.13           Absence of Certain Changes or Events.  Since March 31, 2010, there has not been: (i) any Material Adverse Effect on Grass Roots; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Grass Roots' capital stock, or any purchase, redemption or other acquisition of any of Grass Roots' capital stock or any other securities of Grass Roots or any options, warrants, calls or rights to acquire any such shares or other securities; (iii) any split, combination or reclassification of any of Grass Roots' capital stock; (iv) any granting by Grass Roots of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Grass Roots of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Grass Roots of any increase in severance or termination pay or any entry by Grass Roots into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Grass Roots of the nature contemplated hereby; (v) entry by Grass Roots into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined herein) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Grass Roots with respect to any Governmental Entity; (vi) any material change by Grass Roots in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (vii) any change in the auditors of Grass Roots; (viii) any issuance of capital stock of Grass Roots; or (ix) any revaluation by Grass Roots of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Grass Roots other than in the ordinary course of business.

2.14           Litigation.  There are no claims, suits, actions, proceedings pending or, to Grass Roots's knowledge, threatened against Grass Roots, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Grass Roots or have a Material Adverse Effect on the ability of the parties hereto to consummate the Transaction.

2.15           Employee Benefit Plans.

(a)           All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Grass Roots, or any trade or business (whether or not incorporated) which is under common control with Grass Roots, with respect to which Grass Roots has liability (collectively, the "Plans") has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements of Company.  No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Grass Roots is threatened, against or with respect to any such Plan.  There are no audits, inquiries or proceedings pending or, to the knowledge of Grass Roots, threatened by any governmental agency with respect to any Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued.  Grass Roots does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any new Plan.  Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer or Grass Roots (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Grass Roots under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.16           Labor Matters.  Grass Roots is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Grass Roots nor does Grass Roots know of any activities or proceedings of any labor union to organize any such employees.

2.17           Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon Grass Roots or to which Grass Roots is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Grass Roots, any acquisition of property by Grass Roots, or the conduct of business by Grass Roots as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Grass Roots.

2.18           Title to Property.

(a)           All leases of real property held by Grass Roots and all personal property and other property and assets of Grass Roots owned, used or held for use in connection with the business of Grass Roots (the "Personal Property") are shown or reflected on the unaudited balance sheets of Grass Roots.  Grass Roots owns and has good and marketable title to the Personal Property, and all such assets and properties are in each case held free and clear of all Liens, except for Liens disclosed in the financial statements of Grass Roots or in Schedule 2.18 hereto.

(b)           All leases pursuant to which Grass Roots leases from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Grass Roots or, to Grass Roots' knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on Grass Roots.

2.19           Taxes.

(a)           Definition of Taxes.  For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b)           Tax Returns and Audits.  Except as set forth in Schedule 2.19 hereto:

(i)           Grass Roots has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("Returns") required to be filed by it with any tax authority prior to the date hereof, except such Returns which are not material to Grass Roots.  All such Returns are true, correct and complete in all material respects.  Grass Roots and each Subsidiary have paid all Taxes shown to be due on such Returns.

(ii)           All Taxes that Grass Roots is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)           Grass Roots has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Grass Roots, nor has Grass Roots executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)           No audit or other examination of any Return of Grass Roots by any Tax authority is presently in progress, nor has Grass Roots been notified of any request for such an audit or other examination.

(v)           No adjustment relating to any Returns filed by Grass Roots has been proposed in writing, formally or informally, by any Tax authority to Grass Roots or any representative thereof.

(vi)           Grass Roots has no liability for any material unpaid Taxes which have not been accrued for or reserved on Grass Roots' balance sheet included in the unaudited financial statements for the most recent fiscal year ended December 31, 2009, whether asserted or unasserted, contingent or otherwise, which is material to Grass Roots, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Grass Roots in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Grass Roots.

(vii)           Grass Roots has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.20           Environmental Matters.

(a)           Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, to its knowledge: (i) Grass Roots has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Grass Roots and each Subsidiary (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Grass Roots and each Subsidiary were not contaminated with Hazardous Substances during the period of ownership or operation by Grass Roots; (iv) Grass Roots is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) Grass Roots has not been associated with any release or threat of release of any Hazardous Substance; (vi) Grass

Roots has not received any notice, demand, letter, claim or request for information alleging that Grass Roots may be in violation of or liable under any Environmental Law; and (vii) Grass Roots is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)           As used in this Agreement, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)           As used in this Agreement, the term "Hazardous Substance" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

2.21           Brokers; Third Party Expenses.  Except as disclosed in this Section 2.21 and Section 4.17 below, Grass Roots has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.22           Intellectual Property.  For the purposes of this Agreement, the following terms have the following definitions:

"Intellectual Property" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLs") and other names and locators associated with the Internet ("Domain Names"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, "Trademarks"); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

"Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Grass Roots.

"Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

"Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Grass Roots.

"Company Products" means all current versions of products or service offerings of Grass Roots.

(a)           No Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Grass Roots, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on Grass Roots.

(b)           Grass Roots owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and Grass Roots is the exclusive owner of all material Trademarks used in connection with the operation or conduct of the business of Grass Roots, including the sale of any products or the provision of any services by Grass Roots.

(c)           The operation of the business of Grass Roots as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Grass Roots (including Company Products), and (ii) Grass Roots' use of any product, device or process, to Grass Roots' knowledge and except as could not reasonably be expected to have a Material Adverse Effect, has not and does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.23           Agreements, Contracts and Commitments.

(a)           Schedule 2.23 hereto sets forth a complete and accurate list of all Material Contracts (as hereinafter defined), specifying the parties thereto.  For purposes of this Agreement:

"Contracts" shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, permits, franchises, purchase orders, sales orders, arbitration awards, judgments, decrees, orders, documents, instruments, understandings and commitments, or other instrument or obligation (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Grass Roots is a party or by or to which any of the properties or assets of Grass Roots may be bound, subject or affected (including without limitation notes or other instruments payable to Grass Roots).

"Material Contracts" shall mean (x) each Contract (I) providing for payments (past, present or future) to Grass Roots in excess of $50,000 in the aggregate or (II) under which or in respect of which Grass Roots presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $50,000; (y) each Contract which otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of Grass Roots; and (z) without limitation of subclause (x) or subclause (y), each of the following Contracts:

(i)           any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from Grass Roots, any Subsidiary, or any officer, director or 5% or more stockholder ("Insider") of Grass Roots;

(ii)           any guaranty, direct or indirect, by Grass Roots or any Insider of Grass Roots of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii)           any Contract made other than in the ordinary course of business or (x) providing for the grant to any preferential rights to purchase or lease any asset of Grass Roots, or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of Grass Roots;

(iv)           any obligation to register any shares of the capital stock or other securities of Grass Roots with the SEC or any state securities commission or agency;

(v)           any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vi)           any collective bargaining agreement with any labor union;

(vii)           any lease or similar arrangement for the use by Grass Roots of Personal Property; and

(viii)                      any Contract to which any Insider of Grass Roots is a party.

(b)           Except for those Contracts included in Schedule 2.23(b), each Contract was entered into at arms' length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto.  True, correct and complete copies of all Material Contracts (or written summaries in the case of oral Material Contracts) and of all outstanding offers or proposals of Grass Roots has been heretofore delivered to Buyer.

(c)           Neither Grass Roots nor any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Contract, and no party to any Contract has given any notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Grass Roots.  Each Contract to which Grass Roots is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Grass Roots.

2.24           Insurance.  Grass Roots maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the "Insurance Policies") of Grass Roots that Grass Roots reasonably believes are adequate in amount and scope for the business in which they are engaged.

2.25           Interested Party Transactions.  No employee, officer, director or stockholder of Grass Roots or a member of his or her immediate family is indebted to Grass Roots, nor is Grass Roots indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Grass Roots, and (iii) for other employee benefits made generally available to all employees.  To Grass Roots' knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Grass Roots is affiliated or with whom Grass Roots has a contractual relationship, or any Person that competes with Grass Roots, except that each employee, stockholder, officer or director of Grass Roots and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Grass Roots.  Except as set forth in Schedule 2.25, to Grass Roots' knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Grass Roots (other than such contracts as relate to any such individual’s ownership of capital stock or other securities of Grass Roots).

2.26           Board Approval.  The board of directors of DNA or similar governing body (including any required committee or subgroup of thereof) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transaction and approved this Agreement and the transactions contemplated hereby; and (ii) determined that the Transaction is in the best interests of DNA and is on terms that are fair to DNA and its stockholders.

2.27           Representations and Warranties Complete.  The representations and warranties of DNA and Grass Roots included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading under the circumstance under which they were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to, and covenants with, Grass Roots and DNA, as follows:

3.1           Organization and Qualification.

(a)           Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Buyer to be conducted.  Buyer is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Buyer to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.  Complete and correct copies of the Charter Documents of Buyer, as amended and currently in effect, are attached hereto as Schedule 3.1.  Buyer is not in violation of any of the provisions of the Buyer's Charter Documents.

(b)           Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

(c)           The corporate records (“Corporate Records”) of Buyer contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders  Copies of such Corporate Records of Buyer have been heretofore delivered to DNA.

(d)           The stock records ("Stock Records") of Buyer contain true, complete and accurate records of the ownership of Buyer’s Common Stock at the close of business on the business day prior to the date hereof.  Copies of such Stock Records of Buyer have been heretofore delivered to DNA.

3.2           Subsidiaries. Buyer has one subsidiary, Fancy Face Promotions, Inc., a Colorado corporation.  Otherwise, Buyer does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Buyer has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3           Capitalization.

(a)           The authorized capital stock of Buyer consists of 50,000,000 shares of Common Stock, par value $0.001 per share ("Buyer Common Stock") and 1,000,000 shares of Preferred Stock, par value $0.10 per share.  At the close of business on the business day prior to the date hereof, (i) 21,049,400 shares of Buyer Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; and (ii) all outstanding shares of Buyer’s Common Stock have been issued and granted in compliance with (A) all applicable securities laws and (in all material respects) other applicable Legal Requirements; and (B) all requirements set forth in applicable Contracts.

(b)           Except as included in Schedule 3.3(b) attached hereto, there are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Buyer, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.  There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Buyer is a party or by which it is bound obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Buyer or obligating Buyer to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c)           Except as contemplated by this Agreement there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Buyer is a party or by which it is bound with respect to any equity security of any class of Buyer.

3.4           Authority Relative to this Agreement.  Buyer has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which Buyer has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Buyer's obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Transaction).  The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby (including the Transaction) have been duly and validly authorized by all necessary corporate action on the part of Buyer (including the approval by its Board of Directors and by a majority of the holders of Buyer’s Common Stock relevant to the issue of amending the Buyer’s Articles of Incorporation), and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by DNA, constitutes the legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and public policy.

3.5           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer and shall not: (i) conflict with or violate Buyer's Charter Documents; (ii) conflict with or violate any Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Buyer's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Buyer pursuant to, any Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Buyer.

(b)           The execution and delivery of this Agreement by Buyer does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Buyer is qualified to do business; (ii) consents, approvals, authorizations, permits, filings and notices to be obtained or made prior to Closing; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6           Compliance.  Buyer has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Buyer.  To Buyer's knowledge, the businesses and activities of Buyer have not been and are not being conducted in violation of any Legal Requirements.  Buyer is not in default or violation of any term, condition or provision of any applicable Charter Documents or Buyer’s Contracts, except with respect to such defaults or violations under Buyer’s Contracts that would not reasonably be expected to have a Material Adverse Effect on Buyer.  No notice of non-compliance with any Legal Requirements has been received by Buyer.  To Buyer’s knowledge, Buyer is not in violation of any term of any contract or covenant relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation.

3.7           Financial Statements.

(a)           The Buyer has provided to DNA a correct and complete copy of the consolidated audited financial statements (including, in each case, any related notes thereto) of the Buyer for its fiscal year ended October 31, 2009 and consolidated unaudited financial statements for the interim period ended April 30, 2010, compiled as to form in all material respects and prepared in accordance with the generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Buyer at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b)           The books of account and other financial records of the Buyer and its Subsidiary have been maintained in accordance with good business practice.

(c)           The Buyer’s current President has agreed to indemnify DNA from and against all liabilities of Buyer arising between May 1, 2010 and the Closing Date.  The terms of such indemnification are included in that certain Indemnification Agreement attached hereto and incorporated herein as if set forth as Exhibit “A.”

3.8           No Undisclosed Liabilities.  Except as set forth in Schedule 3.8 hereto, to Buyer's knowledge, Buyer has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Buyer, except (i) liabilities provided for in or otherwise disclosed in Buyer’s financial statements; (ii) liabilities incurred since May 1, 2010, in the ordinary course of business, none of which would have a Material Adverse Effect on Buyer; and (iii) those liabilities and obligations specifically set forth in Section 3.23.

3.9           Absence of Certain Changes or Events.  Except as set forth in Schedule 3.9 hereto, since May 1, 2010, there has not been: (i) any Material Adverse Effect on Buyer; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Buyer's capital stock, or any purchase, redemption or other acquisition of any of Buyer's capital stock or any other securities of Buyer or any options, warrants, calls or rights to acquire any such shares or other securities; (iii) any split, combination or reclassification of any of Buyer's capital stock; (iv) any granting by Buyer of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Buyer of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Buyer of any increase in severance or termination pay or any entry by Buyer into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Buyer of the nature contemplated hereby; (v) entry by Buyer into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by

Buyer with respect to any Governmental Entity; (vi) any material change by Buyer in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP; (vii) any change in the auditors of Buyer; (viii) any issuance of capital stock of Buyer; or (ix) any revaluation by Buyer of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Buyer other than in the ordinary course of business.

3.10           Litigation.  There are no claims, suits, actions or proceedings pending or, to the Buyer's knowledge, threatened against Buyer, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Buyer or have a Material Adverse Effect on the ability of the parties hereto to consummate the Transaction.

3.11           Employee Benefit Plans.  Buyer does not maintain, and has no liability under, any Plan.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Buyer, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12           Labor Matters.  Buyer is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Buyer, nor does Buyer know of any activities or proceedings of any labor union to organize any such employees.

3.13           Restrictions on Business Activities.  To Buyer's knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon Buyer or to which Buyer is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Buyer, any acquisition of property by Buyer or the conduct of business by Buyer as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Buyer.

3.14           Title to Property.  Buyer does not own or lease any Real Property or Personal Property.  There are no options or other contracts under which Buyer has a right or obligation to acquire or lease any interest in Real Property or Personal Property.

3.15           Taxes.  To Buyer's knowledge:

(a)           Buyer has timely filed all Returns required to be filed by Buyer with any Tax authority prior to the date hereof, except such Returns that are not material to Buyer.  All such Returns are true, correct and complete in all material respects.  Buyer has paid all Taxes shown to be due on such Returns.

(b)           All Taxes that Buyer is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)           Buyer has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Buyer, nor has Buyer executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)           No audit or other examination of any Return of Buyer by any Tax authority is presently in progress, nor has Buyer been notified of any request for such an audit or other examination.

(e)           No adjustment relating to any Returns filed by Buyer has been proposed in writing, formally or informally, by any Tax authority to Buyer or any representative thereof.

(f)           Buyer has no liability for any material unpaid Taxes which have not been accrued for or reserved on Buyer's balance sheets included in the unaudited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Buyer, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Buyer in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Buyer.

(g)           Buyer has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.16           Environmental Matters.  To Buyer's knowledge: (i) Buyer has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Buyer (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Buyer were not contaminated with Hazardous Substances during the period of ownership or operation by Buyer; (iv) Buyer is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) Buyer has not been associated with any release or threat of release of any Hazardous Substance; (vi) Buyer has not received any notice, demand, letter, claim or request for information alleging that Buyer may be in violation of or liable under any Environmental Law; and (vii) Buyer is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17           Brokers.  Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18           Intellectual Property.  Buyer does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered Intellectual Property.

3.19           Agreements, Contracts and Commitments.

(a)           To Buyer's knowledge, there are no contracts, agreements, leases, mortgages, indentures, note, bond, liens, license, permit, franchise, purchase orders, sales orders, arbitration awards, judgments, decrees, orders, documents, instruments, understandings and commitments, or other instrument or obligation (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Buyer is a party or by or to which any of the properties or assets of Buyer may be bound, subject or affected, which imposes, creates or otherwise results in a material liability or obligation upon Buyer for the period following the date hereof ("Buyer’s Contracts").  The term "material" for purposes of this Section 3.19 shall mean $5,000 or more.

(b)           Each of Buyer’s Contracts was entered into at arms' length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto.  True, correct and complete copies of all of Buyer’s Contracts (or written summaries in the case of oral Buyer’s Contracts) and of all outstanding offers or proposals of Buyer have been heretofore delivered to Company.

(c)           Neither Buyer nor any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of Buyer’s Contracts, and no party to any of Buyer’s Contracts has given any notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Buyer.  Each agreement, contract or commitment to which Buyer is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Buyer.

3.20           Insurance.  Buyer does not maintain any insurance policies.

3.21           Governmental Actions/Filings.  Buyer has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Buyer of its businesses (as presently conducted) or used or held for use by Buyer, all of which are listed in Schedule 3.21 hereto, and true, complete and correct copies of which have heretofore been delivered to DNA.  Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.21 hereto, will not expire prior to the date of this Agreement, and Buyer is in compliance with all of its obligations with respect thereto.  No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or the ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings.  Except as set forth in Schedule 3.21, no Governmental Action/Filing is necessary to be obtained, secured or made by Buyer to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

3.22           Interested Party Transactions.  Except as set forth in the Schedule 3.22 hereto, no employee, officer, director or stockholder of Buyer or a member of his or her immediate family is indebted to Buyer, nor is Buyer indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred in the ordinary course of business on behalf of Buyer, and (iii) for other employee benefits made generally available to all employees.  To Buyer's knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Buyer is affiliated or with whom Buyer has a contractual relationship, or any Person that competes with Buyer, except that each employee, stockholder, officer or director of Buyer and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Buyer.  Except as set forth in Schedule 3.22, to Buyer's knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Buyer (other than such contracts as relate to any such individual’s ownership of capital stock or other securities of Buyer).

3.23           Indebtedness; Buyer Assets.  Except as set forth on Schedule 3.23, Buyer has no indebtedness for borrowed money.  At Closing, Buyer will have no assets, except for cash reserves earmarked for the payment of certain accounts payable and accrued expenses of Buyer with respect to the period prior to Closing, which Buyer shall be responsible for payment following the Closing.

3.24           “OTCBB” Quotation.  Buyer’s Common Stock is quoted on the “OTCBB” operated by the Financial Industry Regulatory Authority (“FINRA”) under the trading symbol “FPRD.”  There is no action or proceeding pending or, to Buyer's knowledge, threatened against Buyer by NASDAQ or FINRA with respect to any intention by such entities to prohibit or terminate the quotation of Buyer’s Common Stock on the OTCBB.

3.25           Board Approval.  The Board of Directors of Buyer (including any required committee or subgroup of the Board of Directors of Buyer) has, as of the date of this Agreement, unanimously declared the advisability of the Transaction and approved this Agreement and the transactions contemplated hereby.

3.26           Representations and Warranties Complete.  The representations and warranties of Buyer included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business by Grass Roots and Buyer.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Grass Roots and Buyer shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.  In addition, except as permitted or required by the terms of this Agreement or as previously disclosed to the other party, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Grass Roots and the Buyer shall not do any of the following:

(a)           Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)           Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)           Except as set forth in Schedule 4.1(c), transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of Grass Roots or Buyer, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall Grass Roots or Buyer license on an exclusive basis or sell any Intellectual Property of Grass Roots or Buyer, as applicable;

(d)           Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)           Except as set forth in Schedule 4.1(e) hereof, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Grass Roots and Buyer, as applicable;

(f)           Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g)           Except as provided hereinabove, amend its Charter Documents;

(h)           Except as disclosed in Schedule 4.1(h) hereto, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Buyer or Grass Roots, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party's ability to compete or to offer or sell any products or services;

(i)           Sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of such party;

(j)           Except as disclosed in Schedule 4.1(j) hereto, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer or Grass Roots, as applicable, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)           Except as disclosed in Schedule 4.1(k) hereto, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l)           Except as disclosed in Schedule 4.1(1) hereto, (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of Grass Roots or of Buyer included in Buyer’s SEC Reports, as applicable, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Grass Roots is a party or of which Grass Roots is a beneficiary or to which Buyer is a party or of which Buyer is a beneficiary, as applicable;

(m)           Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Contract of Grass Roots or Buyer, as applicable, or other material contract or material agreement to which Grass Roots or Buyer is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)           Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)           Except as set forth in Schedule 4.1(o) hereto, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $1,000 in any 12 month period;

(p)           Engage in any action that could reasonably be expected to cause the Transaction to fail to qualify as a "reorganization" under Section 368(a) of the Code;

(q)           Settle any litigation;

(r)           Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(s)           Form, establish or acquire any Subsidiary;

(t)           Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plans; or

(u)           Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (t) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Board of Directors of Buyer.  At Closing, the current board of directors of Buyer shall deliver duly adopted resolutions to: (a) set the size of Buyer's board of directors to two (2) members effective as of the Closing; and (b) elect the following persons to the Buyer's board of directors effective as of the Closing: Darren Marks and Mel Leiner, and (c) accept the resignations of the current officer and director of the Buyer effective as of the Closing ("Resolutions").  At Closing, Buyer shall cause Buyer’s current officer and director to deliver their resignations, as appropriate, as an officer and a director of Buyer, to be effective upon the Closing (the "Resignations").

5.2           Other Actions.  Prior to Closing, the Buyer shall prepare a press release announcing the consummation of the Transaction hereunder ("Press Release").  At the Closing, Buyer shall distribute the Press Release.

Grass Roots and Buyer shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Transaction and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transaction or any of the other transactions contemplated hereby.  Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of Grass Roots and Buyer shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, and any of their Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transaction and the other transactions contemplated hereby.  In exercising the foregoing right, each of  Grass Roots and Buyer shall act reasonably and as promptly as practicable.

5.3           Required Information.  In connection with the preparation of the Press Release, and for such other reasonable purposes, Grass Roots and Buyer each shall, upon request by the other, furnish the other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders (including the directors of Buyer to be elected effective as of the Closing pursuant to Section 5.1 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transaction, or any other statement, filing, notice or application made by or on behalf of Grass Roots and Buyer or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transaction and the other transactions contemplated hereby.  Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.4           Confidentiality; Access to Information.

(a)           Confidentiality.  Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement.  Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.  In the event this Agreement is terminated as provided in Article VIII hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

(b)           Access to Information.

(i)           Grass Roots will afford Buyer and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Grass Roots during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Grass Roots, as Buyer may reasonably request.  No information or knowledge obtained by Buyer in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

(ii)           Buyer will afford Grass Roots and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Buyer during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Buyer, as Grass Roots may reasonably request. No information or knowledge obtained by Grass Roots in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

5.5           No Solicitation.  Other than with respect to the Transaction, Grass Roots and Buyer agree that neither they nor any of their officers and directors shall, and that they shall direct and use their reasonable best efforts to cause their agents and other representatives (including any investment banker, attorney or accountant retained by them or any of their Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving either of them; (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of all or substantially all of the assets or equity securities of either of them, taken as a whole, in a single transaction or series of related transactions; or (iii) any tender offer or exchange offer for any of the outstanding shares of the Buyer’s capital stock or Grass Roots’ capital stock (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal").  Grass Roots and Buyer further agree that neither they nor any of their officers and directors shall, and that they shall direct and use their reasonable best efforts to cause their agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.  Grass Roots and Buyer agree that they will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  Grass Roots and Buyer agree that they will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.5

5.6           Public Disclosure.  Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the Transaction without the consent of the other party, which consent shall not be unreasonably withheld.  To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure.

5.7           Reasonable Efforts; Notification.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, Buyer and its board of directors and Grass Roots and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transaction, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Transaction and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Buyer or Grass Roots to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(b)           Grass Roots and DNA shall give prompt notice to Buyer upon becoming aware that any representation or warranty made by them contained in this Agreement has become untrue or inaccurate, or of any failure of Grass Roots or DNA to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)           Buyer shall give prompt notice to Grass Roots and DNA upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.8           Treatment as a Reorganization.  Neither Buyer nor Grass Roots nor DNA shall take any action prior to or following the Transaction that could reasonably be expected to cause the Transaction to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

5.9           Absence of Material Liabilities.  Immediately prior to Closing, Buyer shall have no material liabilities or obligations requiring the payment of monies.

5.10           Business Records.  At Closing, Buyer shall cause to be delivered to Grass Roots all records and documents relating to Buyer, which Buyer possesses, including, without limitation, books, records, government filings, Returns, Charter Documents, Corporate Records, Stock Records, consent decrees, orders, and correspondence, director and stockholder minutes and resolutions, stock ownership records, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with Buyer ("Business Records").

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1           Conditions to Obligations of Each Party to Effect the Transaction.  The respective obligations of each party to this Agreement to effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date that no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction, substantially on the terms contemplated by this Agreement.  All waiting periods, if any, in any jurisdiction in which Grass Roots or Buyer has material operations relating to the transactions contemplated hereby will have expired or terminated early.

6.2           Additional Conditions to Obligations of DNA and Grass Roots.  The obligations of Grass Roots and DNA to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by DNA:

(a)           Representations and Warranties.  Each representation and warranty of Buyer contained in this Agreement (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date.  DNA shall have received a certificate with respect to the foregoing signed on behalf of Buyer by an authorized officer of Buyer ("Buyer Closing Certificate").

(b)           Agreements and Covenants.  Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Buyer) does not, or will not, constitute a Material Adverse Effect with respect to Buyer taken as a whole, and DNA having received Buyer Closing Certificate to such effect.

(c)           Director and Officer Resignations and Appointments.  Buyer shall have delivered to DNA the resignations of its current officers and directors and resolutions of Buyer’s Board of Directors appointing DNA’s designated persons to such positions in accordance with Section 5.1 hereof, which shall be in a form satisfactory to DNA, effective as of the Closing, or on a date to be established by DNA, in its sole discretion.

(d)           Consents.  Buyer shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby,

other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Buyer taken as a whole.

(e)           Material Adverse Effect.  No Material Adverse Effect with respect to Buyer shall have occurred since the date of this Agreement.

(f)           No Financial Obligations.  Immediately prior to the Closing, Buyer shall have no material liabilities or obligations, other than as set forth in Section 3.8 hereof.

(g)           Business Records.  Buyer shall have delivered to DNA its Business Records.

(h)           Sale of Subsidiary. An acquisition agreement in writing from Buyer, in form and substance reasonably satisfactory to DNA, to dispose of or place into trust its operating subsidiary business, including all of the issued and outstanding shares of its subsidiary simultaneous with the effectiveness of the Transaction.

(i)           Redemption of Shares.  At Closing, holders of an aggregate of 19,274,400 shares of Buyer’s Common Stock shall voluntarily redeem their shares back to Buyer.

(j)           Other Deliveries.  At Closing, Buyer shall have delivered to DNA: (i) certificates representing Buyer's Shares to DNA in accordance with Section 1.3, (ii) copies of resolutions and actions taken by Buyer's board of directors and shareholders in connection with the approval of this Agreement and the transactions contemplated hereunder, as applicable, and (iii) such other documents or certificates as shall reasonably be required by DNA and its counsel in order to consummate the transactions contemplated hereunder.

6.3           Additional Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)           Representations and Warranties.  Each representation and warranty of DNA contained in this Agreement (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing.  Buyer shall have received a certificate with respect to the foregoing signed on behalf of DNA by an authorized officer of DNA with respect to the warranties and representations contained in Article II ("Closing Certificate").

(b)           Agreements and Covenants.  DNA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of DNA) does not, or will not, constitute a Material Adverse Effect on Grass Roots, and Buyer shall have received the Closing Certificate to such effect.

(c)           Consents.  DNA shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Grass Roots.

(d)           Material Adverse Effect.  No Material Adverse Effect with respect to Grass Roots shall have occurred since the date of this Agreement.

(e)           Financial Statements.  Within seventy-one (71) days from the Closing, DNA shall have filed with the SEC a Form 8-K that includes Grass Roots’ audited financial statements for its fiscal year ended December 31, 2009 and unaudited interim financial statements for the appropriate period, prepared in accordance with U.S. GAAP which shall be acceptable to Buyer in its sole discretion.  Failure of DNA to timely file the aforesaid financial statements shall provide Buyer with a right of termination pursuant to Section 8.1(f), below.

(f)           Other Deliveries.  At Closing, Grass Roots and/or DNA shall have delivered to Buyer: (i) certificates representing the Shares owned by DNA, together with stock powers, in accordance with Section 1.4, (ii) copies of resolutions and actions taken by DNA’s board of directors and shareholders, as necessary, in connection with the approval of this Agreement and the transactions contemplated hereunder, and (iii) such other documents or certificates as shall reasonably be required by Buyer and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1           Survival.  All representations, warranties, agreements and covenants contained in or made pursuant to this Agreement, or any Exhibit or Schedule hereto or thereto or any certificate delivered at the Closing, shall survive (and not be affected by) the Closing for three years from the date of Closing, but all claims made by virtue of such representations, warranties, agreements and covenants shall be made under, and subject to the limitations set forth in this Article VII.

7.2           DNA Indemnification Obligation with Respect to Representations.  DNA hereby indemnifies and holds harmless, and agrees to indemnify and hold harmless (from and after the Closing) Buyer and its respective directors, officers, shareholders, members, managers, employees and agents (collectively, the "Buyer Indemnified Parties") against (i) any and all liabilities, obligations, losses, damages, claims, actions, Liens and deficiencies which exist, or which may be imposed on, incurred by or asserted against any one or more of the Buyer Indemnified Parties based upon, resulting from or arising out of, or as to which there was, any breach or inaccuracy of any representation or warranty contained in Article II of this Agreement by DNA and/or Grass Roots, as the case may be, or any statement, agreement or covenant made by DNA and/or Grass Roots in or pursuant to this Agreement, any Exhibit or Schedule hereto or thereto, or any certificate or document delivered by DNA at the Closing (including, without limitation, any breach by DNA or by Grass Roots of the covenants contained herein), and (ii) any cost or expense (including reasonable attorneys' fees and court costs) incurred by the Buyer Indemnified Parties or any of them in connection with the foregoing (including, without limitation, any cost or expense incurred by the Buyer Indemnified Parties in enforcing their rights pursuant to this Section 7.2) (collectively, the "Damages" for purposes of this Section 7.2).

A Buyer Indemnified Party may apply all demands or claims for indemnification under this Article against any payment to be made by or on behalf of such Buyer Indemnified Party or any of its affiliates to or for the account of DNA and/or Grass Roots (as the case may be) by means of set-off, reduction or otherwise.  No Buyer Indemnified Party shall be required to make any claim or demand against any other Person prior to the making of any claim or demand for indemnification or at any other time.  The rights of the Buyer Indemnified Parties under this Section 7.2 are in addition to such other rights and remedies which they may have under this Agreement or otherwise.  The amount of any and all Damages suffered by Buyer Indemnified Parties under this Section 7.2 shall be recovered, and all claims of Buyer Indemnified Parties pursuant to this Section 7.2 shall be brought, by Buyer on behalf of such Buyer Indemnified Parties.

Notwithstanding any other provision of this Agreement, except for any Misrepresentation Claim (as defined in this Section 7.2) with respect to which DNA has Knowledge (as defined in this Section 7.2), no demand or claim for indemnification under this Section 7.2 may be made after 11:59 p.m. U.S. Mountain Time on the date three years following the Closing Date.  No demand or claim for indemnification under this Section 7.2 for any Misrepresentation Claim may be made after 11:59 p.m. U.S. Mountain Time on date three years of the Closing Date if DNA had Knowledge (as hereinafter defined) with respect to such Misrepresentation Claim.

For purposes of this Agreement, (1) the term "Misrepresentation Claim" means a claim or demand for indemnification based upon, resulting from or arising out of any material breach or inaccuracy of a warranty or representation and such material breach or inaccuracy was the direct and primary cause of the Damages for which indemnification is sought; and (2) the term "Knowledge" means in respect of any Misrepresentation Claim, as of the Closing Date or at any time prior thereto, (a) actual knowledge of the material breach or inaccuracy upon which such Misrepresentation Claim is based, or (b) actual knowledge of facts which would cause a reasonable person, having knowledge and a full understanding of the terms of this Agreement, to be aware of or recognize the material breach or inaccuracy upon which the Misrepresentation Claim is based.

7.3           Indemnification Obligation with Respect to Buyer Representations.  Buyer hereby indemnifies and hold harmless, and agrees to indemnify and hold harmless, Grass Roots and DNA, and their respective officers, directors, shareholders, managers, employees and agents (collectively, the “DNA Indemnified Parties”) from and after the Closing, against (i) any and all liabilities, obligations, losses, damages, claims, actions, Liens and deficiencies which exist, or which may be imposed on, incurred by or asserted against any one or more of the DNA Indemnified Parties, based upon, resulting from or arising out of, or as to which there was, any breach or inaccuracy of any representation or warranty by the Buyer contained in this Agreement, or any agreement or covenant made by the Buyer in or pursuant to this Agreement, or in any Exhibit or Schedule hereto or thereto, or any certificate or document delivered by the Buyer at the Closing (including, without limitation, any breach of the covenants contained herein, whether caused by the actions or inactions of Buyer following Closing), and (ii) any cost or expense (including reasonable attorneys' fees and court costs) incurred by the DNA Indemnified Parties or any of them in connection with the foregoing (including, without limitation, any cost or expense incurred by the DNA Indemnified Parties in enforcing their rights pursuant to this Section 7.3) (collectively, the "Damages").

No DNA Indemnified Party shall be required to make any claim or demand against any other Person prior to the making of any claim or demand for indemnification or at any other time. The rights of the DNA Indemnified Parties under this Section 7.3 are in addition to such other rights and remedies which they may have under this Agreement or otherwise.

Notwithstanding any other provision of this Agreement, except for any Misrepresentation Claim with respect to which Buyer had Knowledge, no demand or claim for indemnification under this Section 7.3 may be made after 11:59 p.m. Mountain time on the date which is three years following the Closing Date.  No demand or claim for indemnification under this Section 7.3 for any Misrepresentation Claim may be made after 11:59 p.m. Mountain time date three years following the Closing Date if Buyer had Knowledge with respect to such Misrepresentation Claim.

7.4           Procedure for Indemnification Claims.

(a)           Buyer Indemnified Parties and the DNA Indemnified Parties are referred to collectively herein as "Indemnified Parties," and the Persons from whom indemnification is sought pursuant to this Article VII are referred to herein as "Indemnifying Parties."

(b)           If at any time an Indemnified Party determines to assert a right to indemnification hereunder, the Indemnified Party shall give to the Indemnifying Party written notice describing the matter for which indemnification is sought in reasonable detail.  In the event that a demand or claim for indemnification is made hereunder with respect to a matter the amount or extent of which is not yet known or certain, the notice of demand for indemnification shall so state, and, where practicable, shall include an estimate of the amount of the matter.  The failure of an Indemnified Party to give notice of any matter to the Indemnifying Party shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to any Indemnified Party.

(c)           Within 15 days after receipt of the notice referred to in clause (b) above, the Indemnifying Party from whom indemnification is sought shall (i) if true, acknowledge in writing his responsibility for all or part of such matter, and shall pay or otherwise satisfy the portion of such matter as to which responsibility is acknowledged or take such other action as is reasonably satisfactory to the Indemnified Party to resolve any such matter that involves anyone not a party hereto, or (ii) give written notice to the Indemnified Party of his intention to dispute or contest all or part of such responsibility.  Upon delivery of such notice of intention to contest, the parties shall negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter.  Failure to respond to a notice claiming indemnification shall be deemed a denial of responsibility therefore.

(d)           In the event that the Indemnified Party is required to expend any amount in enforcing its rights of indemnification hereunder, the Indemnifying Parties will, jointly and severally, promptly upon request, pay such amounts to the Indemnified Party if indemnification is required to be made hereunder.

(e)           Each Indemnifying Party shall have the right to employ separate counsel in any action or claim which is brought against any Indemnified Party in respect of which indemnity may be sought from it, and to participate in the defense of such action or claim, if such Indemnifying Party confirms in writing its responsibility for such action or claim; provided, however, that (i) the Indemnified Party or Parties shall retain control of such action or claim, and (ii) the fees and expenses of such separate counsel shall be at the expense of the Indemnifying Party.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Buyer and DNA;

(b)           by either Buyer or DNA if the Transaction shall not have been consummated by July 31, 2010 (“Closing Deadline”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, and, provided further, the Closing Deadline shall be further extended by any cure period in effect under Section 8.1(d) or (e) below;

(c)           by either Buyer or DNA if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and non-appealable;

(d)           by DNA, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become materially untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Buyer's representations and warranties or breach by Buyer is curable by Buyer prior to the Closing Date, then DNA may not terminate this

Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from DNA to Buyer of such breach, provided Buyer continues to exercise commercially reasonable efforts to cure such breach (it being understood that DNA may not terminate this Agreement pursuant to this Section 8.1(d) if they shall have also materially breached this Agreement or if such breach by Buyer is cured during such thirty (30) day period); or

(e)           by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Grass Roots or DNA set forth in this Agreement, or if any representation or warranty of Grass Roots or DNA shall have become materially untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Grass Roots’ or DNA's representations and warranties or breach by Grass Roots or DNA is curable by Grass Roots or DNA prior to the Closing Date, then Buyer may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Buyer to Grass Roots and DNA of such breach, provided Grass Roots and DNA continue to exercise commercially reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by Grass Roots or DNA is cured during such thirty (30) day period).

(f)           by Buyer, if a Form 8-K as discussed in Section 6.3(e) is not timely filed and which includes the audited financial statements required pursuant to SEC rules and regulations.

8.2           Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after the party in breach fails to cure the breach) the delivery of written notice of the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except (i) as set forth in this Section 8.2, Section 8.3, Section 5.4(a) (Confidentiality) and Article IX (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.

8.3           Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Transaction is consummated.

8.4           Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Buyer and DNA.

8.5           Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)            if to Buyer, to:                                       John Quam, President
Famous Products, Inc.
10680 Hoyt Street
                                                                                                                 Westminster, Colorado 80021

With a copy to:                                       David Wagner, Esq.
David Wagner & Associates, P.C.
Penthouse Suite
8400 East Prentice Ave.
Greenwood Village, CO 80111

(b)           if to Grass Roots or
to DNA to:                                              Mr. Darren Marks, President
DNA Beverage Corp.
506 NW 77th Street
Boca Raton, Florida  33487

With a copy to:                                       Andrew I. Telsey, Esq.
Andrew I. Telsey, P.C.
12835 E. Arapahoe Rd.
Tower I Penthouse #803
Centennial, CO 80112

9.2           Interpretation.

(a)           When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement.  Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)           For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, if any, taken as a whole (it being understood that neither of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (a) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (b) changes in general national or regional economic conditions, or (c) changes affecting the industry generally in which Grass Roots or Buyer operates.

(c)           For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(d)           For purposes of this Agreement, all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

9.3           Counterparts; Facsimile Execution.  For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine, telecopier or electronic transmittal is to be treated as an original document.  The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any party, a facsimile, telecopy or electronically transmitted document is to be re-executed in original form by the parties who executed the facsimile, telecopy or electronic document.  No party may raise the use of a facsimile machine, telecopier machine or electronic transmission as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

9.4           Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.5           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6           Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.8           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9           Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the first sentence of this Section 9.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10           Attorneys Fees.  The prevailing party(ies) in any litigation, arbitration, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and attorney’s fees.

(The balance of page intentionally left blank – signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

FAMOUS PRODUCTS, INC.

By: s/John Quam___________________
    John Quam, President

DNA BEVERAGE CORPORATION

By: s/Darren Marks__________________
    Darren Marks, President